Exhibit 1.2

Execution Version

Pricing Agreement

Wells Fargo Securities, LLC
As Representative of the several
Underwriters named in Schedule I hereto,	June 19, 2012

  c/o Wells Fargo Securities, LLC

  301 S. College Street

  Charlotte, NC 28202

Ladies and Gentlemen:

Newfield Exploration Company, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated June 19, 2012 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Designated Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus or the Time of Sale Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus or the Time of Sale Prospectus (each as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus or the Time of Sale Prospectus, each relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representative herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement and the address of the Representative referred to in such Section 13 are set forth in Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus (in preliminary and final form), as the case may be, relating to the Designated Securities, in the form heretofore delivered to you has been and is proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters, on the basis of the representations, warranties and agreements set forth herein and in the Underwriting Agreement, agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us 5 counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of agreement among the Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representative as to the authority of the signers thereof.

No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

[Signature page follows]

Very truly yours,

Newfield Exploration Company

By:	/s/ Terry W. Rathert

Name:	Terry W. Rathert
Title:	Executive Vice President and Chief Financial Officer

Accepted as of the date hereof:

Wells Fargo Securities, LLC

For itself and on behalf of the several Underwriters

Wells Fargo Securities, LLC

By:	/s/ Carolyn Hurley

Name: Carolyn Hurley

Title: Director

Signature Page to Pricing Agreement

SCHEDULE I

Underwriter	Principal Amount of Designated Securities to be Purchased
Wells Fargo Securities, LLC	$580,000,000
J.P. Morgan Securities LLC	80,000,000
Goldman, Sachs & Co.	60,000,000
Mitsubishi UFJ Securities (USA), Inc.	55,000,000
DNB Markets, Inc.	42,500,000
Barclays Capital Inc.	30,000,000
Mizuho Securities USA Inc.	27,500,000
CIBC World Markets Corp.	25,000,000
Citigroup Global Markets Inc.	25,000,000
RBC Capital Markets, LLC	25,000,000
SMBC Nikko Capital Markets Limited	25,000,000
U.S. Bancorp Investments, Inc.	25,000,000

Total	$1,000,000,000

Schedule I

SCHEDULE II

Title of Designated Securities:

5.625% Senior Notes due 2024

Aggregate Principal Amount:

$1,000,000,000

Price to Public:

100% of the principal amount of the Designated Securities

Underwriting Discount:

0.875% of the principal amount of the Designated Securities

Purchase Price by Underwriters:

99.125% of the principal amount of the Designated Securities

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representative at least twenty-four hours prior to the Time of Delivery at the office of DTC or its designated custodian

Specified funds for payment of purchase price:

Federal (same day) funds

Time of Delivery:

10:00 a.m. (New York City time) on June 26, 2012 (T+5)

Indenture:

Indenture dated February 28, 2001, between the Company and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly First Union National Bank), as Trustee, as supplemented by the Third Supplemental Indenture to be dated as of June 26, 2012

Maturity:

July 1, 2024

Interest Rate:

5.625% per annum

Schedule II

Interest Payment Dates:

January 1 and July 1 of each year commencing on January 1, 2013

Optional Redemption Provisions:

Make-whole at Treasuries plus 50 basis points

Sinking Fund Provisions:

No sinking fund provisions

Closing location for delivery of Designated Securities:

Offices of McGuireWoods LLP, 600 Travis Street, Suite 7500, Houston, TX 77002

Name and Address of Representative:

Wells Fargo Securities, LLC

301 S. College Street

Charlotte, NC 28202

Attention: Transaction Management

Facsimile: 704-383-9165

Listing of Designated Securities:

None

Blackout Provisions:

Until Closing

Underwriter Provided Information:

The only information provided by the Underwriters and Representative is (i) the table set forth in the first paragraph, (ii) the fourth paragraph and (iii) the tenth paragraph, each under the caption “Underwriting” in the Prospectus

The Time of Sale:

4:00 p.m. (New York City Time) on June 19, 2012

Time of Sale Prospectus:

1)      The preliminary prospectus dated June 19, 2012 relating to the Designated Securities; and

2)      The pricing term sheet relating to the Designated Securities filed or to be filed as a free writing prospectus by the Company under Rule 433 of the Securities Act dated June 19, 2012

Schedule II